Exhibit 2

Minutes of Extraordinary Meeting of the Board of Directors

Date:	March 5, 2010 (Wednesday), at 1:00 p.m.

Place:	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo, Head Office Boardroom

Attendees:	Total number of Directors – 5
Directors present – 5
Total number of corporate auditors – 3
Auditors present – 3

The above attendees consisted quorum and the meeting was duly held.

Yoshio Murayama, the President and Representative Director presided as chairperson of the meeting, declared the meeting starts and immediately commenced discussion of the following agenda item.

Matters resolved.

ITEM No. 1     First Subscription Rights Issuance by Allotment of Subscription Rights without Contribution

Mr. Shimada, Vice President and Representative Director proposed to resolve First Subscription Rights issuance by the method of “Allotment of Share Options without Contribution” under the Article 277 of the Companies Act, as described in the attached “New Share Subscription Rights No. 1 Allotment Information Memorandum”, explained the issuance of the first subscription rights and conducted a question and answer session. The chairman subsequently took the votes for the resolutions, and the proposal was unanimously approved by the directors present.

As all of the items to be resolved and reported were completed, the Chairman declared the close of the meeting at 2:00 p.m.

To clarify the above matters discussed, this minutes of meeting was prepared and all directors and auditors present at the meeting have affixed their names and seals to the minutes.

March 5, 2010

2-6-1 Nishi-Shinjku, Shinjuku-ku, Tokyo

Board of Directors of Takara Leben CO., LTD.

Chairman:    Yoshio Murayama, President and Representative Director

Kazuichi Shimada, Vice President and Representative Director

Tetsuo Funamoto, Senior Managing Director

Takeshi Okabe, Director

Takahiko Hasegawa, Director

Gorou Onoue, Corporate Auditor

Shigeo Aoki, Corporate Auditor

Shigemitsu Kato, Corporate Auditor

New Share Subscription Rights No. 1 Allotment Information Memorandum

1. Name of new share subscription rights

Takara Leben CO., LTD. New Share Subscription Rights No. 1 (the “Subscription Rights”)

2. Allotment method of the Subscription Rights

The Subscription Rights shall be allotted by the method of allotment without contribution, whereby one Subscription Right is being allotted per one common share of the Company held by the respective shareholder (other than the Company’s treasury shares) that are registered or recorded in the Company’s shareholder registry as of March 31, 2010 (the “Allotment Record Date”).

3. Total number of the Subscription Rights

Total number of the Subscription Rights shall be the number of issued shares of the Company’s common stock deducting the number of the Company’s treasury shares as of the Allotment Record Date.

4. Effective Date of the Allotment of Subscription Rights without Contribution

April 1, 2010

5. Description of the Subscription Rights

(1) Type and number of underlying shares of the Subscription Rights

One share of the common stocks of the Company shall be issued for each Subscription Right.

(2) Amount to be paid in upon exercise of the Subscription Rights

300 yen shall be paid for one Subscription Right upon its exercise.

(3) Exercise Period of the Subscription Rights

The period shall be from May 6, 2010 to May 31, 2010.

(4) Increase in common stock and capital reserve upon exercise of Subscription Rights and issuance of new shares

(i)	The amount of capital to be increased upon exercise of Subscription Rights and issuance of new common shares shall be equivalent to one half of the maximum amount of capital increase calculated in accordance with Article 17 Section 1 of the Corporate Calculation Rules, with any fraction of less than one yen as a result of such calculation rounded up to the nearest one yen.

(ii)	The amount of capital reserve to be increased upon exercise of the Subscription Rights and issuance of new common shares shall be the maximum amount of capital increase minus the amount of capital increased, as referred to in above (i).

(5) Restriction on the transfer of Subscription Rights

Approval of the Board of Directors of the Company is not required for transferring the Subscription Rights.

(6) Condition on exercise of the Subscription Rights

None of the Subscription Rights shall be partially exercised.

(7) Acquisition clause to the Subscription Rights

No acquisition clause is required

6. Application of the laws relating to Book-entry Transfer of Company Bonds and Shares.

Each and all of the Subscription Rights are subject to the Article 163 of the Act on Transfer of Company Bonds and Shares, relating to the book-entry transfer of company bonds (Law No. 75, 2001, including the amendments thereto. Hereinafter, the “Act on Transfer of Company Bonds”), and the certificates for the Subscription Rights may not be issued, except for such cases provided by Article 164 Section 2 of the Act on Transfer of Company Bonds. Handling of the Subscription Rights must follow the operation rules and other procedures concerning transfer of shares of the transfer agents.

7. Exercise Agent of the Subscription Rights

The Chuo Mitsui Trust and Banking Company, Limited, Head Office

3-33-1, Shiba, Minato-ku, Tokyo

8. Payment Handling Bank for exercise of Subscription Rights

2-21-1 Kanda Jinbo-cho, Chiyoda-ku, Tokyo

Sumitomo Mitsui Banking Corporation, Chiyoda Banking Center

9. Procedures to exercise Subscription Rights

(1)	A holder of the Subscription Rights (the “Holder”) who intends to exercise the Subscription Rights may notify such intent and make payments to the “Agent” (a transfer agent or an account management agent with which the Holder may open his/her account for transfer of the Subscription Rights.

(2)	Those who notify their intent to exercise the Subscription Rights to the Agent may not withdraw the notification thereafter.

10. Transfer Agent

Japan Securities Depository Center, Inc.

11. Others

(1)	Each of the above clauses shall be subject to the effectiveness of the registration of the allotment of the Subscription Rights required by the Financial Instruments and Exchange Act.

(2)	Matters other than above shall be subject to the discretion of the president and representative director of the Company.

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